United States securities and exchange commission logo





                       November 13, 2023

       Richard Rychlik
       VP, Corporate Controller
       Armata Pharmaceuticals, Inc.
       5005 McConnell Avenue
       Los Angeles, CA 90066

                                                        Re: Armata
Pharmaceuticals, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Form 10-Q for the
quarterly period ended June 30, 2023
                                                            File No. 001-37544

       Dear Richard Rychlik:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences